Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 6, 2023, with respect to the consolidated balance sheets of Bridgewater Bancshares, Inc. and Subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2022, which appears in the December 31, 2022 annual report on Form 10-K of Bridgewater Bancshares, Inc. and Subsidiaries and in the Registration Statements of Bridgewater Bancshares, Inc. and Subsidiaries No. 333-223770 and No. 333-231068 on Form S-8 and No. 333-230533 and No. 333-264509 on Form S-3.

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Minneapolis, Minnesota

March 6, 2023

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